Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 July 30, 2007 FOR IMMEDIATE RELEASE

FPL Group announces strong second quarter earnings

  FPL Energy reports double-digit adjusted earnings per share growth

  Florida Power & Light Company customer growth remains strong; results impacted by mild weather

  FPL Group announces new wind development growth goals
  FPL Group reaffirms 2007 adjusted earnings per share expectation; raises 2008 adjusted earnings per share expectation to $3.70 to $3.90

JUNO BEACH, Fla. (July 30, 2007) - FPL Group, Inc. (NYSE: FPL) today reported 2007 second quarter net income on a GAAP basis of $405 million, or $1.01 per share, compared with $236 million, or $0.60 per share, in the second quarter of 2006. FPL Group's net income for the second quarter of 2007 included a net unrealized after-tax gain of $58 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's second quarter included a net unrealized after-tax loss of $20 million associated with the mark-to-market effect of non-qualifying hedges and $4 million of after-tax merger related costs.

Excluding the mark-to-market effect of non-qualifying hedges (and merger-related costs in 2006), FPL Group's adjusted earnings were $347 million, or $0.86 per share, for the second quarter of 2007, compared with $260 million, or $0.66 per share, in the second quarter of 2006.

The difference between 2007 second quarter GAAP results and adjusted results is the gain associated with marking to market non-qualifying hedges. The positive mark in the second quarter is the result of decreasing forward prices for natural gas and power during the quarter.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as inputs in determining whether performance targets are met for performance-based compensation under the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"FPL Group delivered very good results overall in the second quarter of 2007, despite unfavorable weather impact at both FPL Energy and FPL. FPL's results were hurt by very weak cooling degree day comparisons, while FPL Energy's wind portfolio experienced its worst quarter in at least the last 13 years in terms of wind resource availability. Together, these weather effects amounted to over $50 million of lower earnings for the quarter," said Lew Hay, chairman and chief executive officer of FPL Group. "Even with the negative impact of weather, FPL Group grew adjusted earnings per share by 30 percent quarter-over-quarter. Being able to deliver strong earnings growth despite unfavorable weather demonstrates the robustness of FPL Group's business model.

"Looking forward, we expect normal weather conditions for the balance of the year so we cannot expect to make up the lost ground caused by unfavorable weather in the second quarter. Nevertheless, the underlying operating performance of FPL Energy and FPL continues to be very strong and we remain comfortable that we are on track to deliver in the upper half of our original 2007 earnings range of $3.35 to $3.45. Our prospects for 2008 and beyond continue to look very good and we are raising our 2008 earnings per share expectations to $3.70 to $3.90 from the previous range of $3.60 to $3.80 per share, based on our new expectations of additional wind capacity."

As always, FPL Group's earnings expectations assume normal weather and operating conditions and exclude the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time.

Florida Power & Light Company
FPL, the rate-regulated utility subsidiary of FPL Group, reported second quarter net income of $211 million or $0.53 per share, compared to $182 million, or $0.46 per share, for the prior-year quarter.

Retail sales of electricity decreased 3.1 percent during the second quarter, largely due to weather. Usage growth associated with weather declined 7.4 percent quarter-over-quarter, which negatively impacted earnings by approximately 11 cents per share.

Customer growth, however, continued at a very strong pace. In the last 12 months, the average number of FPL accounts increased by 95,000 or 2.2 percent, which is slightly ahead of FPL's long-term historical growth rate.

For the second quarter, FPL's 2007 O&M expenses were $366 million, up $7 million from the prior year figures. Higher nuclear, employee benefits and customer service costs were offset by lower distribution expenses. Last year's second quarter saw unusually high distribution spending, driven by additional maintenance and repair activities after the 2005 hurricane season.

Looking ahead, increases in nuclear and fossil generation, employee benefits, customer service and the Storm Secure® program will be the main drivers of an expected increase in full year base O&M.

For the next few years, FPL expects to spend about $50 million of O&M per year in support of the storm hardening initiatives. In addition, FPL expects to commit anywhere between $75 million and $200 million per year in incremental capital.

Depreciation in the second quarter fell $3 million to $194 million as higher distribution and generation depreciation, including the impact from the addition of the Turkey Point 5 unit, were more than offset by reductions in certain amounts recovered through the capacity clause. Underlying base depreciation increased by $9 million.

"FPL performed well in the second quarter with the noted exception of extremely mild weather," said Hay. "Despite the negative weather comparisons, financial performance was good, and customer growth continued at a good pace as the Florida economy remains strong, notwithstanding the housing slowdown."

In May, an FPL subsidiary issued $652 million of storm recovery bonds for the repayment of prudently incurred restoration costs associated primarily with the 2004 and 2005 storm seasons and to replenish the storm reserve. The pricing of this debt set a new benchmark for utility securitization transactions. As part of this issuance, the storm reserve was replenished to give FPL the capacity to absorb up to about $200 million in possible future restoration costs. The issuance of these securitized bonds was enabled by legislation enacted in 2005 and authorized by the Florida Public Service Commission (PSC) last summer.

Also in May, FPL's 1,144 megawatt Turkey Point 5 power plant began commercial operation, slightly ahead of schedule and under budget. Construction of the West County Energy Center continued to make good progress during the quarter and the first of the two 1,220 megawatt units is expected to be placed into service in 2009.

In early June, the PSC rejected FPL's proposal to build an ultra super-critical pulverized coal facility in Glades County, citing uncertainties about the long-term economics of the project. This decision has no material impact today, and the likely practical consequence is that FPL will see moderately increased reliance on natural gas during the middle years of the next decade. However, the PSC's discussions together with Governor Crist's orders coming out of the Florida Global Climate Summit suggest that the outlook for new nuclear construction is becoming more favorable. FPL continues to pursue all necessary steps to ensure that it can add new nuclear capacity if and when both economics and regulatory circumstances justify it.

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported second quarter net income on a GAAP basis of $203 million or $0.51 per share, compared to $90 million, or $0.23 per share, in the prior year quarter. FPL Energy's net income for the second quarter of 2007 included a net unrealized after-tax gain of $58 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's second quarter included a net unrealized after-tax loss of $20 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, adjusted earnings for FPL Energy were $145 million, or $0.36 per share, compared to $110 million, or $0.28 per share, in 2006.

FPL Energy's growth in adjusted earnings in the second quarter was driven primarily by incremental asset additions, strong performance of its existing assets, favorable market conditions, especially in New England and Texas, and growth in the contribution from wholesale marketing activities. These favorable conditions were partially offset by a very weak wind resource, increases in overhead costs to support the growth of the business and increased interest expense.

FPL Energy continues to make good progress toward completing its previously announced acquisition of the Point Beach Nuclear Power Plant in Wisconsin. Regulatory hearings were completed during the second quarter before the Wisconsin and Michigan Public Service Commissions. FPL Energy expects to complete the acquisition later this year.

"FPL Energy had another very strong quarter, with adjusted earnings per share growth of nearly 30 percent," said Hay. "As we anticipated, our New England portfolio benefited from the roll off of old hedges to higher values and we had very good operational performance across the fleet. About the only negative in the quarter was wind resource, which was the worst in our 13 years of observations relative to normal. Our outlook for the balance of the year at FPL Energy remains strong, with the drivers of growth consistent with what we experienced in the first half of the year."

FPL Energy's hedged gross margin position for 2007 remains essentially unchanged from the previous quarter, while hedging of 2008 expected output increased modestly. Commodity price fluctuations for 2007, unless they are extreme, will have little impact on FPL Energy's expected results for the year. FPL Energy's hedge position for 2008 increased slightly, with more than 85 percent of expected gross margin for next year protected against market price movements.

FPL Energy's 2007 wind development and construction program continues to make excellent progress. Thus far in 2007, FPL Energy has more than 1,000 megawatts of new wind projects under construction, all of which are expected to reach commercial operation by the end of the year. Given the success of the 2007 wind program to date, FPL Energy now expects to add at least 2,000 megawatts of new wind to its portfolio in the 2007/2008 timeframe.

Looking ahead, FPL Energy plans to expand the growth of its wind business. With a strong pipeline of projects already in place, a proven project development, construction and operations organization and the ability to increase the scale and scope of its activities, FPL Energy expects to add 1,500 to 2,000 megawatts per year from 2009 to 2012. In total, FPL Energy expects to add 8,000 to 10,000 megawatts of new wind projects to its portfolio within the 2007-2012 timeframe.

FPL Energy has a pipeline of wind projects representing more than 14,000 megawatts in various stages of development and more than one million acres of land under its control across the U.S. As always, FPL Energy's wind development program assumes continued public policy support. It also assumes normal economic conditions and appropriate expansion of transmission facilities and the global supply chain.

Corporate and Other

Corporate and Other negatively impacted net income by $9 million or $0.03 per share, primarily driven by interest expense.

Outlook

"FPL Group's performance during the first half of 2007 was very good and the company is well positioned for the balance of the year," said Hay. "Although weather was a disappointment in the second quarter, we still expect FPL Group to be at the upper end of our previously announced range for 2007 adjusted earnings per share. FPL Energy is ahead of where we would otherwise have expected, while FPL will clearly be challenged by the tough weather comparisons experienced during the second quarter and is likely to come in around the low end of our original range.

"Looking ahead, our prospects for 2008 continue to be encouraging. Based on what we see today, we believe a range of $3.70 to $3.90 per share, up from our previous expectation of $3.60 to $3.80 per share, is now appropriate."

As previously announced, FPL Group's second quarter earnings conference call is scheduled for 9 a.m. ET on Monday, July 30, 2007. The web cast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For persons unable to listen to the live web cast, a replay will be available for 30 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of nearly $16 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves 4.4 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com , www.FPL.com  and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry and environmental matters.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the Energy Policy Act of 2005 (2005 Energy Act) and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the legislatures and utility commissions of other states in which FPL Group has operations, and the Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, climate change, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout our generation fleets unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel and the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks.  FPL Group provides full energy and capacity requirements services and engages in trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital Inc and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended June 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,905	$ 983	$ 41	$ 3,929

Operating Expenses
Fuel, purchased power and interchange	1,698	390	18	2,106
Other operations and maintenance	366	178	17	561
Disallowed storm costs	-	-	-	-
Storm cost amortization	19	-	-	19
Merger-related	-	-	-	-
Depreciation and amortization	194	110	4	308
Taxes other than income taxes	245	25	1	271

Total operating expenses	2,522	703	40	3,265

Operating Income (Loss)	383	280	1	664

Other Income (Deductions)
Interest charges	(73)	(72)	(33)	(178)
Equity in earnings of equity method investees	-	22	-	22
Allowance for equity funds used during construction	5	-	-	5
Other - net	1	8	10	19

Total other income (deductions) - net	(67)	(42)	(23)	(132)

Income (Loss) Before Income Taxes	316	238	(22)	532

Income Tax Expense (Benefit)	105	35	(13)	127

Net Income (Loss)	$ 211	$ 203	$ (9)	$ 405

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 211	$ 203	$ (9)	$ 405

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(58)	-	(58)

Adjusted Earnings (Loss)	$ 211	$ 145	$ (9)	$ 347

Earnings (Loss) Per Share (assuming dilution)	$ 0.53	$ 0.51	$ (0.03)	$ 1.01
Adjusted Earnings (Loss) Per Share	$ 0.53	$ 0.36	$ (0.03)	$ 0.86
Weighted-average shares outstanding (assuming dilution)				400

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,999	$ 771	$ 39	$ 3,809

Operating Expenses
Fuel, purchased power and interchange	1,751	404	19	2,174
Other operations and maintenance	359	146	19	524
Disallowed storm costs	54	-	-	54
Storm cost amortization	37	-	-	37
Merger-related	-	-	6	6
Depreciation and amortization	197	91	6	294
Taxes other than income taxes	262	23	-	285

Total operating expenses	2,660	664	50	3,374

Operating Income (Loss)	339	107	(11)	435

Other Income (Deductions)
Interest charges	(75)	(64)	(39)	(178)
Equity in earnings of equity method investees	-	30	-	30
Allowance for equity funds used during construction	5	-	-	5
Other - net	8	6	5	19

Total other income (deductions) - net	(62)	(28)	(34)	(124)

Income (Loss) Before Income Taxes	277	79	(45)	311

Income Tax Expense (Benefit)	95	(11)	(9)	75

Net Income (Loss)	$ 182	$ 90	$ (36)	$ 236

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 182	$ 90	$ (36)	$ 236

Adjustments, net of income taxes:
Merger - related costs	-	-	4	4
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	20	-	20

Adjusted Earnings (Loss)	$ 182	$ 110	$ (32)	$ 260

Earnings (Loss) Per Share (assuming dilution)	$ 0.46	$ 0.23	$ (0.09)	$ 0.60
Adjusted Earnings (Loss) Per Share	$ 0.46	$ 0.28	$ (0.08)	$ 0.66
Weighted-average shares outstanding (assuming dilution)				397

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Six Months Ended June 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 5,353	$ 1,567	$ 84	$ 7,004

Operating Expenses
Fuel, purchased power and interchange	3,112	627	39	3,778
Other operations and maintenance	696	350	31	1,077
Disallowed storm costs	-	-	-	-
Storm cost amoritization	42	-	-	42
Merger-related	-	-	-	-
Depreciation and amortization	382	214	8	604
Taxes other than income taxes	491	49	1	541

Total operating expenses	4,723	1,240	79	6,042

Operating Income (Loss)	630	327	5	962

Other Income (Deductions)
Interest charges	(141)	(145)	(72)	(358)
Equity in earnings of equity method investees	-	31	-	31
Allowance for equity funds used during construction	13	-	-	13
Other - net	8	15	17	40

Total other income (deductions) - net	(120)	(99)	(55)	(274)

Income (Loss) Before Income Taxes	510	228	(50)	688

Income Tax Expense (Benefit)	173	(20)	(20)	133

Net Income (Loss)	$ 337	$ 248	$ (30)	$ 555

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 337	$ 248	$ (30)	$ 555

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	68	-	68

Adjusted Earnings (Loss)	$ 337	$ 316	$ (30)	$ 623

Earnings (Loss) Per Share (assuming dilution)	$ 0.84	$ 0.62	$ (0.07)	$ 1.39
Adjusted Earnings (Loss) Per Share	$ 0.84	$ 0.79	$ (0.07)	$ 1.56
Weighted-average shares outstanding (assuming dilution)				400

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Six Months Ended June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 5,583	$ 1,723	$ 87	$ 7,393

Operating Expenses
Fuel, purchased power and interchange	3,289	892	46	4,227
Other operations and maintenance	689	274	30	993
Disallowed storm costs	54	-	-	54
Storm cost amortization	70	-	-	70
Merger-related	-	-	11	11
Depreciation and amortization	392	178	11	581
Taxes other than income taxes	504	42	3	549

Total operating expenses	4,998	1,386	101	6,485

Operating Income (Loss)	585	337	(14)	908

Other Income (Deductions)
Interest charges	(143)	(127)	(77)	(347)
Equity in earnings of equity method investees	-	41	-	41
Allowance for equity funds used during construction	9	-	-	9
Other - net	8	14	6	28

Total other income (deductions) - net	(126)	(72)	(71)	(269)

Income (Loss) Before Income Taxes	459	265	(85)	639

Income Tax Expense (Benefit)	154	21	(23)	152

Net Income (Loss)	$ 305	$ 244	$ (62)	$ 487

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 305	$ 244	$ (62)	$ 487

Adjustments, net of income taxes:
Merger - related costs	-	-	7	7
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(2)	-	(2)

Adjusted Earnings (Loss)	$ 305	$ 242	$ (55)	$ 492

Earnings (Loss) Per Share (assuming dilution)	$ 0.77	$ 0.62	$ (0.16)	$ 1.23
Adjusted Earnings (Loss) Per Share	$ 0.77	$ 0.61	$ (0.14)	$ 1.24
Weighted-average shares outstanding (assuming dilution)				395

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
June 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 25,125	$ 9,777	$ 243	$ 35,145
Nuclear fuel	447	308	-	755
Construction work in progress	811	1,086	8	1,905
Less accumulated depreciation and amortization	(9,967)	(1,880)	(133)	(11,980)

Total property, plant and equipment - net	16,416	9,291	118	25,825

Current Assets
Cash and cash equivalents	71	150	502	723
Customer receivables, net of allowances	867	551	15	1,433
Other receivables, net of allowances	122	252	72	446
Materials, supplies and fossil fuel inventory - at avg. cost	608	199	7	814
Regulatory assets:
Deferred clause and franchise expenses	117	-	-	117
Securitized storm-recovery costs/storm reserve deficiency	56	-	-	56
Derivatives	412	-	-	412
Other	-	-	3	3
Derivatives	3	248	1	252
Other	234	216	(5)	445

Total current assets	2,490	1,616	595	4,701

Other Assets
Special use funds	2,462	589	(1)	3,050
Pension plan assets - net	895	-	752	1,647
Other investments	7	275	148	430
Regulatory assets:
Securitized storm-recovery costs/storm reserve deficiency	785	-	-	785
Unamortized loss on reacquired debt	37	-	-	37
Derivatives	46	-	-	46
Other	51	-	41	92
Other	171	404	155	730

Total other assets	4,454	1,268	1,095	6,817

Total Assets	$ 23,360	$ 12,175	$ 1,808	$ 37,343

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,130	(3,849)	4,599
Retained earnings	1,085	1,500	2,912	5,497
Accumulated other comprehensive income	-	4	97	101

Total common shareholders' equity	6,776	5,634	(2,209)	10,201
Long-term debt	4,688	2,803	2,831	10,322

Total capitalization	11,464	8,437	622	20,523

Current Liabilities
Commercial paper	869	-	-	869
Current maturities of long-term debt	224	906	507	1,637
Accounts payable	829	413	5	1,247
Customer deposits	517	9	1	527
Accrued interest and taxes	354	72	(5)	421
Regulatory liabilities:
Deferred clause and franchise revenues	38	-	-	38
Pension	-	-	9	9
Derivatives	338	247	-	585
Other	464	404	(8)	860

Total current liabilities	3,633	2,051	509	6,193

Other Liabilities and Deferred Credits
Asset retirement obligations	1,614	257	1	1,872
Accumulated deferred income taxes	2,413	1,071	161	3,645
Regulatory liabilities:
Accrued asset removal costs	2,098	-	-	2,098
Asset retirement obligation regulatory expense difference	900	-	-	900
Pension	-	-	531	531
Other	233	-	(1)	232
Derivatives	46	251	-	297
Other	959	108	(15)	1,052

Total other liabilities and deferred credits	8,263	1,687	677	10,627

Commitments and Contingencies

Total Capitalization and Liabilities	$ 23,360	$ 12,175	$ 1,808	$ 37,343

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 24,150	$ 9,689	$ 232	$ 34,071
Nuclear fuel	423	265	-	688
Construction work in progress	1,113	270	10	1,393
Less accumulated depreciation and amortization	(9,848)	(1,679)	(126)	(11,653)

Total property, plant and equipment - net	15,838	8,545	116	24,499

Current Assets
Cash and cash equivalents	64	92	464	620
Customer receivables, net of allowances	872	389	18	1,279
Other receivables, net of allowances	221	232	(76)	377
Materials, supplies and fossil fuel inventory - at avg. cost	558	219	8	785
Regulatory assets:
Deferred clause and franchise expenses	167	-	-	167
Securitized storm recovery-costs/storm reserve deficiency	106	-	-	106
Derivatives	921	-	-	921
Other	-	-	3	3
Derivatives	4	372	-	376
Other	202	158	5	365

Total current assets	3,115	1,462	422	4,999

Other Assets
Special use funds	2,264	561	(1)	2,824
Pension plan assets - net	857	-	751	1,608
Other investments	8	389	136	533
Regulatory assets:
Securitized storm-recovery costs/storm reserve deficiency	762	-	-	762
Unamortized loss on reacquired debt	39	-	-	39
Derivatives	1	-	-	1
Other	36	-	43	79
Other	153	414	80	647

Total other assets	4,120	1,364	1,009	6,493

Total Assets	$ 23,073	$ 11,371	$ 1,547	$ 35,991

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,695	(4,458)	4,555
Retained earnings	1,848	1,252	2,156	5,256
Accumulated other comprehensive income	-	17	98	115

Total common shareholders' equity	7,539	5,964	(3,573)	9,930
Long-term debt	4,214	2,490	2,887	9,591

Total capitalization	11,753	8,454	(686)	19,521

Current Liabilities
Commercial paper	630	-	467	1,097
Current maturities of long-term debt	-	572	1,073	1,645
Accounts payable	735	322	3	1,060
Customer deposits	500	10	-	510
Accrued interest and taxes	281	54	(33)	302
Regulatory liabilities:
Deferred clause and franchise revenues	37	-	-	37
Pension	-	-	17	17
Derivatives	780	361	3	1,144
Other	423	237	21	681

Total current liabilities	3,386	1,556	1,551	6,493

Other Liabilities and Deferred Credits
Asset retirement obligations	1,572	248	-	1,820
Accumulated deferred income taxes	2,561	907	(36)	3,432
Regulatory liabilities:
Accrued asset removal costs	2,044	-	-	2,044
Asset retirement obligation regulatory expense difference	868	-	-	868
Pension	-	-	531	531
Other	209	-	-	209
Derivatives	1	107	(1)	107
Other	679	99	188	966

Total other liabilities and deferred credits	7,934	1,361	682	9,977

Commitments and Contingencies

Total Capitalization and Liabilities	$ 23,073	$ 11,371	$ 1,547	$ 35,991

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)

Six Months Ended June 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 337	$ 248	$ (30)	$ 555
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	382	214	8	604
Nuclear fuel amortization	42	24	-	66
Recoverable storm-related costs of FPL	(7)	-	-	(7)
Storm cost amortization	42	-	-	42
Unrealized (gains) losses on marked to market energy contracts	-	117	-	117
Deferred income taxes	130	159	13	302
Cost recovery clauses and franchise fees	50	-	-	50
Change in prepaid option premiums	67	21	(1)	87
Equity in earnings of equity method investees	-	(31)	-	(31)
Distributions of earnings from equity method investees	-	112	-	112
Changes in operating assets and liabilities:
Customer receivables	5	(162)	3	(154)
Other receivables	(22)	15	8	1
Materials, supplies and fossil fuel inventory	(50)	22	(1)	(29)
Other current assets	(75)	(2)	9	(68)
Other assets	(46)	(6)	(30)	(82)
Accounts payable	100	81	2	183
Customer deposits	17	-	-	17
Margin cash deposits	79	43	-	122
Income taxes	82	(24)	(246)	(188)
Interest and other taxes	112	11	(8)	115
Other current liabilities	(1)	(27)	(11)	(39)
Other liabilities	(11)	(37)	29	(19)
Other - net	51	27	22	100

Net cash provided by (used in) operating activities	1,284	805	(233)	1,856

Cash Flows From Investing Activities
Capital expenditures of FPL	(878)	-	-	(878)
Independent power investments	-	(707)	-	(707)
Nuclear fuel purchases	(56)	(43)	-	(99)
Other capital expenditures	-	-	(20)	(20)
Proceeds from sale of securities in special use funds	1,182	107	-	1,289
Purchases of securities in special use funds	(1,346)	(116)	-	(1,462)
Proceeds from sale of other securities	-	-	38	38
Purchases of other securities	-	-	(26)	(26)
Other - net	1	12	13	26

Net cash provided by (used in) investing activities	(1,097)	(747)	5	(1,839)

Cash Flows From Financing Activities
Issuances of long-term debt	935	691	441	2,067
Retirements of long-term debt	(250)	(109)	(1,081)	(1,440)
Proceeds from purchased Corporate Units	-	-	-	-
Payments to terminate Corporate Units	-	-	-	-
Net change in short-term debt	239	-	(467)	(228)
Issuances of common stock	-	-	27	27
Dividends on common stock	-	-	(326)	(326)
Dividends & capital distributions from (to) FPL Group - net	(1,100)	(566)	1,666	-
Other - net	(4)	(16)	6	(14)

Net cash provided by (used in) financing activities	(180)	-	266	86

Net increase (decrease) in cash and cash equivalents	7	58	38	103
Cash and cash equivalents at beginning of period	64	92	464	620

Cash and cash equivalents at end of period	$ 71	$ 150	$ 502	$ 723

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Six Months Ended June 30, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 305	$ 244	$ (62)	$ 487
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	371	178	11	560
Nuclear fuel amortization	43	21	-	64
Recoverable storm-related costs of FPL	(319)	-	-	(319)
Storm cost amortization	70	-	-	70
Unrealized (gains) losses on marked to market energy contracts	-	(26)	-	(26)
Deferred income taxes	175	95	(1)	269
Cost recovery clauses and franchise fees	362	-	-	362
Change in prepaid option premiums	32	(2)	-	30
Equity in earnings of equity method investees	-	(41)	-	(41)
Distribution of earnings from equity method investees	-	55	-	55
Changes in operating assets and liabilities:
Customer receivables	(272)	(43)	8	(307)
Other receivables	32	48	(14)	66
Materials, supplies and fossil fuel inventory	(118)	(80)	1	(197)
Other current assets	(44)	(14)	6	(52)
Other assets	(39)	-	2	(37)
Accounts payable	(91)	(52)	(16)	(159)
Customer deposits	23	1	-	24
Margin cash deposits	(382)	4	-	(378)
Income taxes	120	(75)	(198)	(153)
Interest and other taxes	155	(4)	5	156
Other current liabilities	11	(13)	2	-
Other liabilities	18	20	18	56
Other - net	(43)	(61)	48	(56)

Net cash provided by (used in) operating activities	409	255	(190)	474

Cash Flows From Investing Activities
Capital expenditures of FPL	(933)	-	-	(933)
Independent power investments	-	(1,076)	-	(1,076)
Nuclear fuel purchases	(42)	(64)	-	(106)
Other capital expenditures	-	-	(16)	(16)
Proceeds from sale of securities in nuclear decommissioning funds	1,579	287	-	1,866
Purchases of securities in nuclear decommissioning funds	(1,611)	(294)	1	(1,904)
Proceeds from sale of other securities	-	-	36	36
Purchases of other securities	-	-	(46)	(46)
Other - net	-	9	(1)	8

Net cash provided by (used in) investing activities	(1,007)	(1,138)	(26)	(2,171)

Cash Flows From Financing Activities
Issuances of long-term debt	938	204	399	1,541
Retirements of long-term debt	(135)	(124)	(500)	(759)
Proceeds from purchased Corporate Units	-	-	210	210
Payments to terminate Corporate Units	-	-	(258)	(258)
Net change in short-term debt	(201)	-	734	533
Issuances of common stock	-	-	303	303
Dividends on common stock	-	-	(296)	(296)
Dividends & capital distributions from (to) FPL Group - net	-	733	(733)	-
Other - net	-	28	(1)	27

Net cash provided by (used in) financing activities	602	841	(142)	1,301

Net increase (decrease) in cash and cash equivalents	4	(42)	(358)	(396)
Cash and cash equivalents at beginning of period	56	83	391	530

Cash and cash equivalents at end of period	$ 60	$ 41	$ 33	$ 134

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended June 30,

	2007	2006

Florida Power & Light Company	$ 0.53	$ 0.46
FPL Energy, LLC	0.51	0.23
Corporate and Other	(0.03)	(0.09)

Earnings Per Share	$ 1.01	$ 0.60

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 1.01	$ 0.60

Merger - related costs	-	0.01
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	(0.15)	0.05

Adjusted Earnings Per Share	$ 0.86	$ 0.66

	Six Months Ended June 30,

	2007	2006

Florida Power & Light Company	$ 0.84	$ 0.77
FPL Energy, LLC	0.62	0.62
Corporate and Other	(0.07)	(0.16)

Earnings Per Share	$ 1.39	$ 1.23

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 1.39	$ 1.23

Merger - related costs	-	0.02
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	0.17	(0.01)

Adjusted Earnings Per Share	$ 1.56	$ 1.24

2006 amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

	First Quarter	Second Quarter	Year-To- Date

FPL Group - 2006 Earnings Per Share	$ 0.64	$ 0.60	$ 1.23

Florida Power & Light - 2006 Earnings Per Share	0.31	0.46	0.77
Customer growth	0.03	0.03	0.06
Usage due to weather	0.02	(0.11)	(0.10)
Underlying usage growth and price mix	(0.02)	0.05	0.02
Base rate adjustment for Turkey Point Unit No. 5	-	0.04	0.04
O&M expense	-	(0.01)	-
Depreciation expense	(0.01)	(0.01)	(0.02)
Storm disallowance	-	0.07	0.07
AFUDC	0.01	-	0.02
Interest expense (gross)	-	0.01	0.01
Share dilution	(0.01)	-	(0.01)
Other	(0.01)	-	(0.02)

Florida Power & Light - 2007 Earnings Per Share	0.32	0.53	0.84

FPL Energy - 2006 Earnings Per Share	0.39	0.23	0.62
New investments	0.06	0.04	0.11
Existing assets	-	0.07	0.07
Asset optimization and trading	0.07	0.01	0.08
Non-qualifying hedges impact	(0.38)	0.20	(0.18)
Share dilution	(0.01)	-	(0.01)
Other, including interest expense	(0.02)	(0.04)	(0.07)

FPL Energy - 2007 Earnings Per Share	0.11	0.51	0.62

Corporate and Other - 2006 Earnings Per Share	(0.06)	(0.09)	(0.16)
FPL FiberNet	-	-	0.01
Merger - related costs	0.01	0.01	0.02
Share dilution	0.01	(0.01)	-
Other, including interest expense	(0.01)	0.06	0.06

Corporate and Other - 2007 Earnings Per Share	(0.05)	(0.03)	(0.07)

FPL Group - 2007 Earnings Per Share	$ 0.38	$ 1.01	$ 1.39

2006 amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.
The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)

June 30, 2007	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 1,409	$ 550
Project debt:
Natural gas-fired assets	335
Wind assets	1,950
Hydro assets	700
Storm Securitization Debt	652
Debt with partial corporate support:
Natural gas-fired assets	336
Other long-term debt, including current maturities, and
commercial paper[3]	7,446	7,446

Total debt	12,828	7,996
Junior Subordinated Debentures[2]		859
Common shareholders' equity	10,201	10,201

Total capitalization, including debt due within one year	$ 23,029	$ 19,056

Debt ratio	56%	42%

December 31. 2006	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 1,009	$ 350
Project debt:
Natural gas-fired assets	353
Wind assets	2,026
Debt with partial corporate support:
Natural gas-fired assets	341
Other long-term debt, including current maturities, and
commercial paper[3]	8,604	8,604

Total debt	12,333	8,954
Junior Subordinated Debentures[2]		659
Common shareholders' equity	9,930	9,930

Total capitalization, including debt due within one year	$ 22,263	$ 19,543

Debt ratio	55%	46%

1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures)
3 Includes premium and discount on all debt issuances

FPL Group, Inc.
Long-Term Debt and Commercial Paper
Schedule as of June 30, 2007
(unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	6.000	06/01/08	$ 200	$ 200	$ -
First Mortgage Bonds	5.875	04/01/09	225	-	225
First Mortgage Bonds	4.850	02/01/13	400	-	400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
Total First Mortgage Bonds			3,665	200	3,465

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79
					-
Total Revenue Refunding Bonds			94	-	94

Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	17	-	17
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52
					-
Total Pollution Control Bonds			494	-	494

Industrial Bonds:
Dade	VAR	06/01/21	46	-	46
					-
Total Industrial Bonds			46	-	46
Storm Securitization Bonds					-
Storm Securitization Bonds	5.053	02/01/11	124	24	100
Storm Securitization Bonds	5.044	08/01/13	140	-	140
Storm Securitization Bonds	5.127	08/01/15	100	-	100
Storm Securitization Bonds	5.256	08/01/19	288	-	288
Total Storm Securitization Bonds			652	24	628
Unamortized discount			(39)	-	(39)
					-
TOTAL FLORIDA POWER & LIGHT			4,912	224	4,688

FPL Group Capital
Debentures:
Debentures (B Equity Units)	5.551	02/16/08	506	506	-
Debentures	7.375	06/01/09	225	-	225
Debentures	7.375	06/01/09	400	-	400
Debentures	5.625	09/01/11	600	-	600
Debentures (Junior Subordinated)	5.875	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.650	06/15/67	400	-	400
Total Debentures			3,140	506	2,634
					-
Term Loans		June 2008	200	-	200
Unamortized discount			(1)	-	(1)
FPL Energy
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	89	12	77
Senior Secured Bonds	6.125	03/25/19	88	8	80
Senior Secured Bonds	6.639	06/20/23	287	29	258
Senior Secured Bonds	5.608	03/10/24	326	21	305
					-
Total Senior Secured Bonds			790	70	720
					-
Senior Secured Notes	7.520	06/30/19	233	30	203
Senior Secured Notes	7.110	06/28/20	102	5	97
Limited-recourse Senior Secured Notes	7.510	07/20/21	20	1	19
Senior Secured Notes	6.665	01/10/31	182	10	172
Construction Term Facility	VAR	06/30/08	346	346	-
Other Debt:
Other Debt	VAR	12/27/07	326	326	-
Other Debt	8.450	11/30/12	52	8	44
Other Debt	VAR	12/31/17	99	11	88
Other Debt	8.010	12/31/18	3	-	3
Other Debt	Part fixed & VAR	11/30/19	256	61	195
Other Debt	VAR	01/31/22	600	40	560
Other Debt	7.260	07/20/15	125	-	125
Other Debt	VAR	07/10/37	575	-	575
Total Other Debt			2,036	446	1,590
					-
TOTAL FPL ENERGY			3,709	908	2,801
					-
Commercial Paper:
FPL			869	869	-
Capital			-	-	-
TOTAL FPL GROUP CAPITAL			7,048	1,414	5,634
					-
TOTAL FPL GROUP, INC.			$ 12,829	$ 2,507	$ 10,322

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date

Periods Ended June 30	2007	2006	2007	2006

Energy sales (million kwh)
Residential	12,719	13,446	24,374	24,820
Commercial	11,013	11,010	21,627	21,004
Industrial	939	1,033	1,920	2,018
Public authorities	146	133	292	281
Electric utilities	382	385	722	758
Increase (decrease) in unbilled sales	1,552	1,601	759	1,033
Interchange power sales	366	346	1,193	1,341

Total	27,117	27,954	50,887	51,255

Average price (cents/kwh) [1]
Residential	11.34	11.88	11.34	11.83
Commercial	10.01	10.58	10.03	10.56
Industrial	8.46	9.00	8.58	8.87
Total	10.59	11.15	10.60	11.09

Average customer accounts (000's)
Residential	3,980	3,898	3,973	3,889
Commercial	492	477	490	476
Industrial	20	21	20	21
Other	3	4	3	3

Total	4,495	4,400	4,486	4,389

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2007	Normal	2006

Three Months Ended June 30
Cooling degree-days	468	534	537
Heating degree-days	8	5	-
Six Months Ended June 30
Cooling degree-days	544	591	573
Heating degree-days	142	186	191